UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 8, 2019

GENEREX BIOTECHNOLOGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-29169	98-0178636
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

10102 USA Today Way, Miramar, Florida	33025
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (416) 364-2551

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Item 3.02. Unregistered Sales of Equity Securities.

On February 8, 2019, Generex Biotechnology Corporation (the “Company”) closed under a Securities Purchase Agreement with an investor pursuant to which the Company agreed to sell and sold a convertible note bearing interest at 10% per annum (the “Note”) in the principal amount of $750,000. The purchase price of the Note was $712,500 and the remaining $37,500 of principal amount represents original issue discount. Pursuant to the Securities Purchase Agreements, the Company also sold to the Investor warrants to purchase up to an aggregate 45,000 shares of common stock.

Subject to certain ownership limitations, the Note will be convertible at the option of the holder at any time into shares of the Company’s common stock at an effective conversion price determined as follows: the lesser of

•	A price determined as of the date of closing; and
•	70% of the lowest volume weighted average trading price of the common stock on the ten days prior to conversion.

The conversion price of the Note and the exercise of the warrants will be subject to adjustment in the case of stock splits, stock dividends, combinations of shares, similar recapitalization transactions and certain pro-rata distributions to common stockholders. The conversion price will also be adjusted if the Company sells or grants any shares of common stock or securities convertible into, or rights to acquire, common stock at an effective price per share that is lower than the then conversion price, except in the event of certain exempt issuances. In the event of a fundamental transaction, such as a merger, consolidation, sale of substantially all assets and similar reorganizations or recapitalizations, the holders of convertible preferred stock will be entitled to receive, upon conversion of their shares, any securities or other consideration received by the holders of the Company’s common stock pursuant to the fundamental transaction.

The Company is subject to significant cash penalties in the event that the Company fails to timely deliver certificates for shares of common stock issuable upon conversion of Note (“conversion shares”).

The conversion price of the Note will be reduced to a lower percentage of the volume weighted average trading price in the event the Company’s stock ceases to be DTC eligible, there is a DTC “chill,” or the Note cannot be converted into free trading stock within 181 days after issuance of a Note.

The Company is required to file a registration statement with the SEC within 60 days after the closing of the sale of the Notes and have the registration statement become effective within 135 days after closing.

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Subject to certain ownership limitations, the warrants will be exercisable at any time through the third anniversary of issuance at an exercise price of $3.50 per share of common stock. The exercise price of the warrants and, in some cases, the number of shares issuable upon exercise, are subject to adjustment in the case of stock splits, stock dividends, combinations of shares, similar recapitalization transactions and certain pro-rata distributions to common stockholders. In addition, the warrant holders will be entitled to receive any securities or rights to acquire securities or property granted or issued by the Company pro rata to the holders of its common stock to the same extent as if such holders had exercised all of their warrants. In the event of a fundamental transaction, such as a merger, consolidation, sale of substantially all assets and similar reorganizations or recapitalizations, the warrant holders will be entitled to receive, upon exercise of their warrants, any securities or other consideration received by the holders of the Company’s common stock pursuant to the fundamental transaction.

The investor will have a pro rata right of first refusal in respect of participation in any private debt or equity financings undertaken by the Company during the 12 months following the closing of the transaction.

The Company has the right to prepay the Note at a premium within 180 days after issuance. If the Note is prepaid within 90 days, he Company will pay 120% of the principal amount; if the Note is prepaid after 90 days but prior to 180 days, the Company will pay 135% of the principal amount.

The net cash proceeds to the Company from the sale of the Note, after deducting the finders’ fees and the Company’s estimated offering expenses, and excluding the proceeds, if any, from the exercise of the warrants issued in the offering, is expected to be approximately $702,000.

The Note, warrants, and the shares of common stock underlying the Note and warrants, were offered privately pursuant to Section 4(3) of, and Rule 506 of Regulation D under, the Securities Act of 1933. The Company and the investors have entered into a registration rights agreement pursuant to which the Company has agreed to file a registration statement with the Securities and Exchange Commission covering the public resale of the common stock issuable upon conversion of the Note and exercise of the warrants. The Company has agreed to file the registration statement within 360 days after closing and to use its best efforts to have the registration statement declared effective within 135 days after closing. If these deadlines are not met, the Company will be in default of the Note.

The foregoing description of the terms of the Note, the securities purchase agreements, the form of warrants, and the registration rights agreement are subject to, and qualified in their entirety by, such documents attached hereto as Exhibits 4.1 through 4.4, and incorporated herein by reference.

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Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The list of exhibits called for by this Item is incorporated by reference to the Exhibit Index filed with this report.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GENEREX BIOTECHNOLOGY CORPORATION.

Date: February 14, 2019	/s/ Joseph Moscato
Joseph Moscato, President and Chief Executive Officer

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Exhibit Index

Exhibit No.	Description
4.1	Form of Securities Purchase Agreement by and between Generex Biotechnology Corporation and Labrys Fund, LP
4.2	Form of $750,000 Convertible Promissory Note issued by Generex Biotechnology Corporation to Labrys Fund, LP
4.3	Form of Common Stock Purchase Warrant issued by Generex Biotechnology Corporation to Labrys Fund, LP
4.4	Form of Registration Rights Agreement by and between Generex Biotechnology Corporation and Labrys Fund, LP

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